Exhibit 10.4

CAMBRIDGE HEART, INC.

Nonstatutory Stock Option Agreement

Granted Under 2001 Stock Incentive Plan

1. Grant of Option.

This agreement evidences the grant by Cambridge Heart, Inc., a Delaware corporation (the “Company”), on March 28, 2007 (the “Grant Date”) to Robert Khederian (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein, 400,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at $3.17 per Share (the “Option”) subject to shareholder approval of an increase in shares authorized for issuance under the 2001 Stock Incentive Plan at the Company’s 2007 Annual Meeting of Shareholders. Unless earlier terminated, this Option shall expire on March 28, 2017 (the “Final Exercise Date”).

It is intended that the Option evidenced by this agreement shall be a “Nonstatutory Stock Option” as defined in the Plan. Except as otherwise indicated by the context, the term “Participant,” as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

2. Vesting Schedule.

This option will become exercisable as to 33.33% of the total number of Shares, as adjusted below, on the first anniversary of the Grant Date and as to an additional 33.33% of the total number of Shares, as adjusted below, at the end of each successive one-year period following the first anniversary of the Grant Date until the third anniversary of the Grant Date; provided, however, in the event that the Participant’s service as interim Chief Executive Officer of the Company terminates prior to December 15, 2007, this option shall immediately terminate and shall not become exercisable with respect to 33,333 Shares for each month (measured from the 15th calendar day of a month until the 15th calendar day of following month) fewer than 12 months that the Participant serves as interim Chief Executive Officer of the Company after December 15, 2006.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is exercisable until the earlier of the Final Exercise Date or the termination of this option or the Plan.

3. Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4. Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CAMBRIDGE HEART, INC.

Dated: 08/02/07	By: /s/ Vincenzo LiCausi Name: Vincenzo LiCausi Title: Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2001 Stock Incentive Plan.

PARTICIPANT:

            /s/ Robert P. Khederian

Name: Robert P. Khederian

Date: 08/02/07

Address:_______________________

                _______________________

                _______________________

NOTICE OF STOCK OPTION EXERCISE

Date:

Cambridge Heart, Inc.

1 Oak Park Drive

Bedford, MA 01730

Attention: Treasurer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me on March 28, 2007 for the purchase of 400,000 shares of Common Stock of the Company at a purchase price of $3.17 per share.

I hereby exercise my option to purchase _________ shares of Common Stock (the “Shares”), for which I have enclosed __________ in the amount of ________. Please register my stock certificate as follows:

Name(s): _______________________

        _______________________

Address: _______________________

        _______________________

        _______________________

        _______________________

Tax I.D. #:         ______________________

Very truly yours,

_________________________________

(Signature)